Exhibit 99.2

1st Quarter 2008 Earnings Conference Call

Introduction: George L. Ball, Chairman of Sanders Morris Harris Group

GLB	Thank you, Operator, and good morning everyone. Welcome to Sanders Morris Harris Group’s earnings release conference call for the first quarter of 2008. Let us know if there are any kinks. With me today are Ben Morris, Chief Executive Officer, Rick Berry, Chief Financial Officer and John Unger, Senior Vice President and General Counsel.

GLB	In a moment, I will turn the call over to Rick. He will discuss our financial results for the first quarter of 2008. It will be followed by a question and answer session. Before we begin, I would like to take this opportunity to remind you that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release. Now over to Rick.

RB	I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB

You should have had a chance to review our earnings release. It outlines in some detail the components of our first quarter results. I will not cover that material at any length, therefore, but will answer any questions later.

We had a first quarter loss of $2.1 million, or $0.08 per diluted share, compared to net income of $2.7 million, or $0.11 per diluted share, during the prior year quarter. Revenue during the 2008 quarter was $44.8 million versus $45.5 million during the first quarter of 2007, down 1.5%.

(next comment GLB’s)

GLB	The results for this quarter were excruciating similar to those of the prior one. Asset/Wealth Management did splendidly. Capital Markets did not. 1st Quarter pretax profits in our Asset/Wealth Management division rose by 64% over the year earlier quarter, with revenue growing by 29%. Asset/Wealth Management accounted for 68% of the Company’s revenue during the 2008 quarter, up from 52%. Edelman and Salient did especially well. Earnings were up 37% and 175%, respectively. Our recent Wealth Management acquisitions fared very nicely. Wealth Advisor results were hurt by the absence of any IB deals, and by write-offs of $400,000 of broker-related loans. We believe the latter will be a one-time phenomenon.

GLB	Our high-yield bond unit, SMH Capital Advisors, had profit of $800,000. That was 13% below the year earlier figure. More painfully, our investment in its hedge fund fell $2.2 million in value. The fund was hurt by the high-yield market, hedge fund leverage, and industry concentration. In common with similar funds, its holdings have increased substantially in value in April. We believe the worst of the high-yield storm is behind us. The Fund’s portfolio is composed of what we think are sound credits which will prove to be good investments at the end of this cycle – unless the cycle becomes Dante’s inferno.

RB	Our Capital Markets business had a loss of $2.7 million in the 1st Quarter, compared to a $3.3 million profit in the 2007 period. Disappointing results in the investment bank were the primary cause. The climate for offerings and mergers was difficult. The turbulent marketplace also caused the Institutional Equity Department to struggle. This quarter will be quite a bit better, in the assessment of Bill Sprague, head of Investment Banking. A number of – for us – good-sized advisory deals should close before the end of June, we believe.

GLB	We have moved ahead in our plan to separate Asset/Wealth Management and Capital Markets. We have not made a final determination of how best to effect this, but have narrowed the options to a few. The choice of which will be driven by several considerations which will impact ultimate shareholder value. Those aspects include price, taxes, capital, and, of course, the best possible long-term strategic platform. We expect to resolve these issues before the end of this quarter. The actual implementation may take several months longer, for a variety of customary regulatory, legal, and structural reasons. We are confident the end result will be a substantially better one for the Company, its shareholders, and our employees.

RB	We have a large pipeline of Asset/Wealth Management expansion opportunities at what we believe are reasonable prices. We think we can achieve returns in excess of 20% from the point of entry from both internal growth and acquisitions. We expect to act on several during the balance of the year. We do not plan to chase deals, in price or quantity. We do have quite a few that appear to fit well with our business plan and valuation metrics.

GLB	We are pleased that the imperfect storm that capsized or threatened so many investment firms did us comparatively little harm. We view the current conditions as an opportunity to grow, not a cause to capitulate. We think our earnings prospects both in the immediate future and over the periods beyond it are bright.

GLB	With that, we will be pleased to answer any questions.